Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

Contact:	Dan Swenson Treasurer
847-405-2515 — dswenson@cfindustries.com

Chris Close Director, Corporate Communications
847-405-2542 — cclose@cfindustries.com

CF Industries and OCI to Create Global Nitrogen Leader

CF to Combine with OCI’s European, North American and Global Distribution Businesses

Establishes Premier Global Footprint, Leverages Distribution Network
and Further Enhances Growth Pipeline

Transaction Expected to Deliver Mid-to-High-teens Cash Flow Accretion for CF Shareholders

DEERFIELD, Illinois and Amsterdam, Netherlands—August 6, 2015—CF Industries Holdings, Inc. (NYSE: CF) and OCI N.V. (NYSE Euronext: OCI) announced today that they have entered into a definitive agreement under which CF will combine with OCI’s European, North American and Global Distribution businesses in a transaction valued at approximately $8 billion, based on CF’s current share price, including the assumption of approximately $2 billion in net debt.

The transaction, which has been unanimously approved by the boards of directors of both companies, will create the world’s largest publicly traded nitrogen company.  The transaction includes OCI’s nitrogen production facilities in Geleen, Netherlands, and Wever, Iowa, and the company’s interest in an ammonia and methanol complex in Beaumont, Texas, along with its global distribution business based in Dubai, United Arab Emirates.  The combined entity will also purchase a 45 percent interest plus an option to acquire the remaining interest in OCI’s Natgasoline project in Texas, which upon completion in 2017 will be one of the world’s largest methanol facilities.  On a combined basis the company will have production capacity of approximately 12 million nitrogen-equivalent nutrient tons by mid-year 2016(1).

“This is a terrific opportunity for the shareholders of both companies, with mid- to high-teens cash flow accretion,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “This is also a great outcome for

(1) Nitrogen equivalency of methanol production calculated as methanol tons at 46:53, based on the ratio of OCI Partners’ 2014 Gross Margin per ton for methanol vs. ammonia.

U.S. farmers as we have another supply point that will ensure our critical products are delivered reliably and in-time to meet our customers’ needs.”

“Combining our businesses with CF builds upon the company’s platform in Europe and expansive distribution network in North America, enhancing our collective scale and improving our ability to meet the needs of customers in the U.S. and around the world,” said Nassef Sawiris, chief executive officer, OCI N.V.  “As significant owners in the combined entity, our shareholders will benefit from the ongoing value creation of the business.”

Compelling Strategic Rationale

•                  Leverages Distribution Network and Capabilities:  Significant cost reduction and operational efficiencies by leveraging the most expansive distribution network in North America to reduce logistics costs.  Process expertise and access to existing critical spare parts inventory pool reduce capital requirements with increased production.

•                  Powerful European System:  Netherlands facility complements recent GrowHow acquisition to create significant synergies, sharing capabilities and enabling product flows that leverage existing distribution systems and customer relationships.

•                  Enhanced Existing Growth Pipeline:  Expected to increase production capacity approximately 65% over next 24 months.

•                  Extends Global Platform and Reach:  Dubai distribution business can optimize global product flows, maximizing returns.

•                  Establishes Presence in Methanol:  Portfolio extension into fast-growing methanol market provides opportunity to leverage existing core operating capabilities in an adjacent business with attractive economics.

•                  Creates Unparalleled Value Growth Platform:  Enhanced scale and financial strength positions company well to continue executing capital allocation priorities.

The transaction is expected to increase CF’s effective nitrogen capacity per share by 18 percent, as measured by the increase in the company’s nitrogen-equivalent production capacity per share, adjusted for effective tax rate impacts, from 25 to 30 tons per thousand shares(2).

Transaction Details

Under the terms of the agreement, CF will become a subsidiary of a new holding company domiciled in the United Kingdom, where CF is the largest fertilizer producer following its recent acquisition of GrowHow.  OCI will contribute its European, North American and Global Distribution businesses to the new UK company in exchange for shares equal to a fixed 25.6 percent of new CF plus $700 million of consideration to be paid in a mix of cash or shares at new CF’s discretion, of which $550 million is assumed to be paid in shares.  Additionally, the new CF will have an agreement to purchase a 45 percent interest in Natgasoline for approximately $500 million in cash. Upon completion of the transaction and based on the current share price, CF shareholders would own approximately 72.3 percent of the new company and OCI would own approximately 27.7 percent. Most of OCI’s shares will be distributed to its shareholders.  Final consideration mix (cash and new CF stock) and resulting ownership split will be dependent on the CF share price at the time of closing.  The new corporation will operate under the name CF and be led by existing CF management.  The initial board of the new corporation will have 10 directors, consisting of eight of CF’s current directors, as well as Greg Heckman, former CEO of The Gavilon Group, LLC and current OCI N.V. board member, and Alan Heuberger, senior portfolio manager for Bill & Melinda Gates Investments (BMGI). The combined company will maintain its principal executive offices in Deerfield, Illinois and will be listed on the New York Stock Exchange under the ticker symbol CF.

(2) Assumes 89.9 million shares issued to OCI N.V. in addition to CF’s 234.3 million assumed weighted-average fully-diluted outstanding shares.  Gross nitrogen production capacity assumed to increase from 8.9 million tons, including expansion projects at Donaldsonville, Louisiana, and Port Neal, Iowa, to 12.0 million tons.  Net nitrogen production capacity adjusted for taxes.

CF expects to achieve approximately $500 million in after-tax annual run-rate synergies from optimization of operations, capital and corporate structure.  Including all synergies, the transaction is expected to deliver attractive, mid-to-high teens accretion in cash flow to CF shareholders versus a stand-alone base case.

The transaction requires the approval of shareholders of both CF and OCI and is subject to receipt of certain regulatory approvals and other customary closing conditions.  As part of the agreement, Nassef Sawiris and other members of the Sawiris family, OCI’s founding and controlling stockholders, have agreed to vote their shares in favor of the transaction. They will together own approximately 15% of new CF’s outstanding shares and have entered into a shareholder’s agreement with new CF.  The transaction is expected to close in 2016.

Morgan Stanley & Co. LLC and Goldman, Sachs & Co. are serving as financial advisors to CF Industries on the transaction.  Skadden, Arps, Slate, Meagher & Flom LLP is acting as its legal advisor.  Zaoui & Co. is acting as lead financial advisor to OCI. Bank of America Merrill Lynch and JP Morgan are also providing financial advice to OCI.  Allen & Company is advising Nassef Sawiris and the Sawiris family.  Cleary Gottlieb Steen & Hamilton LLP and Allen & Overy LLP are acting as legal advisors to OCI.

CONFERENCE CALL

CF Industries Holdings, Inc. will be posting a presentation with the transaction highlights to the investor portion of the company’s website at www.cfindustries.com and hosting a conference call at 8:30 am Eastern on Thursday, August 6, 2015 to provide an overview of the transaction and answer analysts’ questions.

Investors can access the call by dialing 866-748-8653 or 678-825-8234. The passcode is 80844220. The conference call also will be available live on the company’s website at www.cfindustries.com.  Participants also may pre-register for the webcast on the company’s website.  Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for seven days by calling (855) 859-2056 and citing code 80844220.

ABOUT CF INDUSTRIES HOLDINGS, INC.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States, Canada and the United Kingdom, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

ABOUT OCI N.V.

OCI N.V. is a global producer and distributor of natural gas-based fertilizers & industrial chemicals based in the Netherlands. The company produces nitrogen fertilizers, methanol and other natural gas based products, serving agricultural and industrial customers from the Americas to Asia. The company ranks among the world’s largest nitrogen fertilizer producers, and can produce more than 7.9 million metric tons of nitrogen fertilizers and industrial chemicals at production facilities in the Netherlands, the United States, Egypt and Algeria. OCI N.V. is listed on the NYSE Euronext in Amsterdam.

Safe Harbor Statement

All statements in this presentation by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict” or “project” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These forward-looking statements include, but are not limited to, statements regarding the proposed acquisition by the Company from OCI N.V. (“OCI”) of OCI’s European, North American and global distribution businesses and certain other assets (the “Business”), including, without limitation, statements about the benefits of the acquisition transaction (the “Transaction”); the expected timing of completion of the

Transaction; future financial and operating results of the new holding company (“New CF”), the Company and the Business; New CF’s and the Company’s plans, objectives, expectations and intentions; and other statements relating to the Transaction that are not historical facts. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: risks and uncertainties relating to the ability to obtain the requisite approvals of stockholders of CF Industries Holdings, Inc. and OCI with respect to the Transaction; the risk that New CF, the Company and OCI are unable to obtain governmental and regulatory approvals required for the Transaction, or that required governmental and regulatory approvals delay the Transaction or result in the imposition of conditions that could reduce the anticipated benefits from the Transaction or cause the parties to abandon the Transaction; the risk that a condition to closing of the Transaction may not be satisfied; the length of time necessary to consummate the Transaction; the risk that the businesses of the Company and the Business will not be integrated successfully; the risk that the cost savings and any other synergies from the Transaction may not be fully realized or may take longer to realize than expected; the risk that access to financing, including for refinancing of indebtedness of the Business or the Company, may not be available on a timely basis and on reasonable terms; the risk that the Business is unable to complete its current production capacity development and improvement projects on schedule as planned and on budget or at all; the risk that the Transaction or the prospect of the Transaction disrupts or makes it more difficult to maintain existing relationships or impedes establishment of new relationships with customers, employees or suppliers; diversion of management time on transaction-related issues; the risk that New CF, the Company and the Business are unable to retain and hire key personnel; the effect of future regulatory or legislative actions on New CF, the Company and the Business; the risk that the Transaction is not accorded the tax and accounting treatment anticipated by the Company; unanticipated costs or liabilities associated with the Transaction-related financing; and the risk that the credit ratings of New CF and the Company, including such ratings taking into account the Transaction and related financing, may differ from the Company’s expectations. Additional important factors, which currently relate to the Company and would relate to the combination of the Company and the Business, that could cause actual results to differ materially from those in the forward-looking statements include, among others, the volatility of natural gas prices in North America and Europe; the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company not be fully insured; risks associated with cyber security; weather conditions; the Company’s ability to complete its production capacity expansion projects on schedule as planned and on budget or at all; risks associated with other expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; an inability to achieve, or a delay in achieving, the expected benefits of the GrowHow transaction as contemplated; difficulties associated with the integration of GrowHow; unanticipated costs or liabilities associated with the GrowHow transaction; and the risk that disruptions from the GrowHow transaction as contemplated will harm relationships with customers, employees and suppliers. potential liabilities and expenditures related to environmental and health and safety laws and regulations; the Company’s potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements from governmental authorities; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; risks associated with international operations; losses on the Company’s investments in securities; deterioration of global market and economic conditions; and the Company’s ability to manage its indebtedness. More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from the Company’s expectations may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this presentation and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This presentation is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information

New CF will file with the SEC a registration statement on Form S-4 that will include the proxy statement of CF Industries and the shareholders circular of OCI that also constitute prospectuses of New CF. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, THE SHAREHOLDERS CIRCULAR/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus, the shareholders circular and other documents filed with the SEC by New CF and CF Industries through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement/prospectus, the shareholders circular and other documents filed by CF Industries and New CF with the SEC by contacting CF Industries Investor Relations at: CF Industries Holdings, Inc., c/o Corporate Communications, 4 Parkway North, Suite 400, Deerfield, Illinois, 60015 or by calling (847) 405-2542.

Participants in the Solicitation

CF Industries and its directors and executive officers and OCI and its executive directors and non-executive directors may be deemed to be participants in the solicitation of proxies from the stockholders of CF Industries in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of CF Industries in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information regarding the directors and executive officers of CF Industries is contained in CF Industries’ proxy statement for its 2015 annual meeting of stockholders, filed with the SEC on April 2, 2015, and CF Industries’ Current Report on Form 8-K filed with the SEC on June 25, 2015. Information about the executive directors and non-executive directors of OCI is contained in OCI’s annual report for the year ended December 31, 2014, available on OCI’s web site at www.oci.nl.

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